Exhibit 99.1

              National Beverage Reports Strong Mid-Year

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Dec. 12, 2006--National Beverage Corp. (AMEX:FIZ) today reported financial results for its second quarter ended October 28, 2006.

    Compared to the second quarter of the prior year:

    --  Revenues grew to $135.8 million;

    --  Operating income increased 24% to $8.6 million;

    --  Earnings per share improved 25% to $.15, up from $.12.

    For the six months ended October 28, 2006:

    --  Revenues grew $12.1 million to $286.0 million;

    -- Excluding the sweetener settlement received in the prior year, operating income increased 54% to $23.4 million;(a)

    --  Comparable earnings per share increased to $.41 from $.26.(a)

    "The second quarter was again led by the explosive growth of Rip It energy drinks and continued gains by our LaCroix premium water line and portfolio of juice products," stated Chairman and Chief Executive Officer, Nick A. Caporella. "The softness for traditional carbonated soft drinks, although quite challenging, has the whole industry refocused on 'real value' for the consumer's preferences."

    "Our enthusiasm is particularly 'fueled' by a number of innovative products that we will soon make available to provide energy and nutrition to active consumers throughout the country," continued Mr. Caporella. "Several new innovative products are set to roll out in early calendar 2007. The new NutraFizz line of effervescent tablets will certainly excite the consumer."

    "With industry experts expecting energy drink sales to triple over the next five years, we are optimistic that Chic, our newest energy drink developed by women for women, and FREEK, the 'evil' energy fuel recently introduced exclusively for direct-store-distribution channels, will follow the growth trajectory of Rip It," concluded Mr. Caporella.

    National Beverage is a UNIQUE BEVERAGE COMPANY that innovates and produces energy drinks, powders, soft drinks, bottled waters, juices and juice products, and is highly recognized for a line of refreshing flavors through its popular brands: Shasta(R), Faygo(R), Ritz(R), Everfresh(R), Mr. Pure(R), LaCroix(R), Rip It(R) , Rip It Chic(TM) and FREEK (TM) .

    Fun, Flavor and Vitality . . . the National Beverage Way

                       National Beverage Corp.
    Consolidated Results for the Three Months and Six Months Ended
                October 28, 2006 and October 29, 2005
               (in thousands, except per share amounts)

                      Three Months Ended       Six Months Ended
                    ----------------------- -----------------------
                    October 28, October 29, October 28, October 29,
                       2006        2005        2006        2005
                    ----------- ----------- ----------- -----------

Net Sales             $135,818    $131,502    $285,954    $273,865
                    =========== =========== =========== ===========

Net Income              $5,749      $4,574     $15,508     $14,257
                    =========== =========== =========== ===========

Comparable Net
 Income                                        $15,508      $9,809 (a)
                                            =========== ===========

Comparable Net
 Income Per Share:
   Basic                                          $.41        $.26 (a)
                                            =========== ===========
   Diluted                                        $.40        $.26 (a)
                                            =========== ===========

Net Income Per
 Share:
   Basic                  $.15        $.12        $.41        $.38
                    =========== =========== =========== ===========
   Diluted                $.15        $.12        $.40        $.37
                    =========== =========== =========== ===========

Average Common
 Shares
 Outstanding:
   Basic                38,131      37,705      38,121      37,662
                    =========== =========== =========== ===========
   Diluted              38,385      38,266      38,382      38,263
                    =========== =========== =========== ===========

(a) Comparable Net Income and Comparable Net Income per Share are non-GAAP measures which exclude the previously disclosed sweetener litigation settlement of $7.162 million ($4.448 million after tax benefit, or $.12 per basic share) that was received in the first quarter of fiscal year 2006. This non-GAAP financial information is provided to assist investors in understanding business trends and items that are not necessarily indicative of ongoing results. Non-GAAP measures are used by management to evaluate performance, but are supplements to, and not alternatives for, results reported in accordance with GAAP.

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company undertakes no obligations to update the forward-looking statements.

    CONTACT: National Beverage Corp., Fort Lauderdale
             Grace A. Keene, 954-581-0922